EXHIBIT (d)(1)(iii)

STERLING CAPITAL VARIABLE INSURANCE FUNDS

AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is effective as of May 1, 2014 between Sterling Capital Variable Insurance Funds (formerly BB&T Variable Insurance Funds), a Massachusetts business trust (hereinafter called the “Trust”), and Sterling Capital Management LLC, a subsidiary of BB&T Corporation (hereinafter called the “Investment Adviser”).

RECITALS

WHEREAS, the Trust and the Investment Adviser entered into the certain Investment Advisory Agreement, dated October 1, 2010 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Investment Adviser furnishes certain investment advisory and related services in connection with the management of each of the investment portfolios of the Trust identified on Schedule A thereto; and

WHEREAS, in accordance with Section 13 of the Agreement, the Trust and the Investment Adviser wish to amend Schedule A;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:

1.         Schedule A to the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto.

2.         Miscellaneous.

(a)       The captions in this Amendment are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)       This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(c)       Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

(d)       The names “Sterling Capital Variable Insurance Funds” and “Trustees of Sterling Capital Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of April 29, 2011, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Variable Insurance Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STERLING CAPITAL VARIABLE INSURANCE FUNDS

By:	/s/ Todd M. Miller
Name: Todd M. Miller
Title: Vice President and Secretary

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Kenneth R. Cotner
Name: Kenneth R. Cotner
Title: Managing Director

As Revised March 26, 2014

Amended and Restated Schedule A

to the

Investment Advisory Agreement between

Sterling Capital Variable Insurance Funds

and Sterling Capital Management LLC

dated October 1, 2010, as amended

Name of Fund	Compensation*

Sterling Capital Equity Income VIF	Annual rate of seventy one-hundredths of one percent (.70%) of the Sterling Capital Select Equity VIF’s average daily net assets.

Sterling Capital Special Opportunities VIF	Annual rate of seventy five one-hundredths of one percent (.75%) of the Sterling Capital Special Opportunities VIF’s average daily net assets.

Sterling Capital Total Return Bond VIF	Annual rate of fifty one-hundredths of one percent (.50%) of the Sterling Capital Total Return Bond VIF’s average daily net assets.

* All fees are computed daily and paid monthly.

STERLING CAPITAL VARIABLE INSURANCE FUNDS

By:	/s/ Todd M. Miller

Title:	Vice President and Secretary

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Kenneth R. Cotner

Title:	Managing Director